Exhbit 99.1

Fitch Dwngrs Schering-Plough Corp.'s Sr Unsec Debt Rtg to 'A-'; Rtg Outlk is Neg

Fitch Ratings-Chicago-November 20, 2003: Fitch Ratings has downgraded Schering-Plough Corporation's (Schering-Plough) senior unsecured and bank loan rating to 'A-' from 'A+', and the commercial paper rating to 'F2' from 'F1'. The Rating Outlook is Negative. The new rating applies to the company's proposed multi-tranche senior unsecured debt issuance of $1.75 billion. Proceeds from the senior unsecured debt offering are expected to be used for general corporate purposes including paying down outstanding commercial paper, currently at approximately $2.5 billion.

The rating action follows a review of Schering-Plough's credit profile in light of many operational challenges existing for the company through the long-term. Most notably, the decline in sales of the company's leading product franchise, Intron-A, was greater than anticipated, as shown by the dramatic revenue decrease in the third quarter year-over-year. The rate of erosion of the Intron-A franchise is expected to continue through 2004 as competition will intensify in the Hepatitis-C treatment market with generic ribavirin entrants. Fitch is concerned that total company growth is reliant on the performance of two key growth drivers, Zetia and Remicade, in the intermediate term during which time late-stage R&D projects become commercialized. Fitch will monitor the company in the intermediate-term for stabilization of total revenues and earnings in the midst of the operational challenges.

Cash outflows in the near- to intermediate-term include a potential settlement of pending investigations by the U.S. Attorney's District Offices in Pennsylvania and Massachusetts. The company increased the minimum liability associated with the investigation by $350 million in the third quarter. An additional restructuring charge of $150 million related to an early retirement program may occur in the fourth quarter, the extent of which will be determined by the number of employees electing to accept the retirement package. Weakness in the company's credit profile triggered an event in an equity-type security with expected neutral impact, and has also increased the likelihood of the occurrence of a second trigger event with a potential cash consequence of approximately $190 million. Fitch expects free cash flow to be negative through 2004, despite the dramatic dividend reduction which starts with the fourth quarter of 2003.

The Negative Rating Outlook reflects near- to intermediate-term risks of further erosion in EBITDA margin resulting from further decreases in total company revenues, incremental expenses due to regulatory compliance issues regarding FDA current good manufacturing practices (cGMP) in the U.S. and additional regulatory deficiencies in Europe, and costs of launching and in-licensing new drug products to replace high-margin Claritin revenues. Given the company's thin late-stage R&D pipeline, Fitch expects Schering-Plough to continue to bolster revenues and earnings through strategic research and marketing alliances. An evaluation of the current rating will occur if there are large payments for product in-licensing deals or product acquisitions. The company's earnings and cash flows will be negatively pressured through 2005 by increased costs of the GMP work plan dedicated to the resolution of FDA consent decree covering the Manati and Los Piedras, Puerto Rico, and Union and Kenilworth, New Jersey manufacturing operations. However, additional penalties may ensue if significant workplan deadlines are delayed.

Offsetting the operational and legal issues, the company maintains excellent liquidity through a large cash balance and short term investments totaling $4.3 billion quarter (primarily outside the U.S.) at the end of the third quarter, and $2 billion available under various bank agreements supporting a $3.5 billion commercial paper program. Additionally, the company recently achieved R&D successes with the FDA approval of the Peg-Intron RediPen, and the regulatory submission to the FDA for the fixed-dose combination of Zetia with Merck's statin drug, Zocor.

Contact: Michael Zbinovec +1-312-368-3164 or Luke Coha +1-312-606-2320, Chicago.